UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
INLAND REAL ESTATE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 26, 2004

To Our Stockholders:

        We are required by the terms of our governing documents to report certain information to you on an annual basis. In particular we are required to report to you: (1) the ratio of the costs of raising capital during the year to the capital raised; (2) the "total operating expenses" stated as a percentage of "average invested assets" and "net income"; (3) a report from our independent directors that the policies being followed by us are in your best interest, and the basis for this determination; and (4) full disclosure of all material terms, factors and circumstances surrounding any and all transactions including us, our directors and any affiliate of ours, during the last fiscal year.

        During the fiscal year ended December 31, 2003, we raised approximately $22.4 million in equity capital through our dividend reinvestment plan. We incurred no costs in raising this capital. We also generated approximately $50.6 million of debt capital. None of this debt capital was used to refinance existing debt during the year. We incurred costs of approximately $1.7 million in connection with this capital. This equates to a ratio of 3.4%. Our "total operating expenses" as a percentage of "average invested assets" and "net income" was 0.46% and 4.6% respectively. The material terms, factors and circumstances surrounding any and all transactions involving us, our directors and any of our affiliates are described in our proxy statement under the caption "Certain Relationships and Related Transactions."

        The report of our independent directors is attached as Appendix A. This letter and the attached report of our independent directors is provided to you as required by our governing documents and should not be considered additional soliciting material or filed under the Securities Exchange Act of 1934. We thank you for your support.

Respectfully submitted,

Robert D. Parks President and Chief Executive Officer

APPENDIX A

REPORT OF INDEPENDENT DIRECTORS

        As noted in Mr. Parks' letter, we are required to report to you on whether we believe that the policies being followed by the Company are in your best interests and to comment on the fairness of all transactions involving the Company during the last fiscal year.

        As noted in our proxy, we met as a full board nine times last year. Through these meetings, as well as evaluating the materials prepared for these meetings and discussions with management and our advisors, such as our accountants and attorneys, we were able to evaluate all of our business and policies and make determinations regarding whether acquisitions, dispositions or other strategic courses of action were in your best interest. Each transaction or action requiring board approval must be approved by a majority of the board, including a majority of our independent directors. Each transaction or action reviewed by the board or a committee of the board during the preceding fiscal year was, in fact, so approved.

        During the fiscal year ended December 31, 2003, we acquired six retail centers for an aggregate of approximately $78 million. Prior to purchasing these properties we received an appraisal, prepared by an independent third party, which reported a value for the subject property equal to or greater than our purchase price. All of these purchases were completed with unaffiliated third parties as a result of negotiations conducted on an arms-length basis. For these reasons, we believe that each real estate acquisition was fair to us.

        As detailed in our proxy statement dated April 26, 2004, for the annual meeting of stockholders to be held on May 28, 2004, under the caption "Certain Relationships and Related Transactions" we engaged in a few transactions with affiliates. We believe each of these transactions was fair to us. Our view is based on either reviewing what third parties may charge in an arms-length relationship in the case of administrative services provided by Inland Real Estate Investment Corporation ("IREIC") and its affiliates or on a third-party opinion of fairness as in the case of the agreement to repurchase stock in certain circumstances from lenders to IREIC and its affiliates. In each instance we believe the fees charged or paid were equal to, or less than, the fees that would have resulted from dealing with an unaffiliated third party. In the case of the repurchase agreement, we believe that we received a fee that exceeds what a third party would have paid.

Respectfully submitted, Roland W. Burris Joel G. Herter Heidi N. Lawton Joel D. Simmons